Exhibit 21.1

Subsidiaries of the Registrant

Listed below are the subsidiaries of Intellinetics, Inc. as of April 13, 2020.

Subsidiary Name	State/Jurisdiction of Incorporation

1. Intellinetics, Inc.	Ohio

2. Graphic Sciences, Inc.	Michigan